INCORPORATED UNDER THE LAWS OF NEVADA

NUMBER

SHARES

SWEETWATER RESOURCES, INC.

COMMON STOCK 450,000,000 AUTHORIZED SHARES $0.001 PAR VALUE NON-ASSESSABLE

CUSIP 870541 10 9

THIS CERTIFIES THAT

Specimen

IS THE RECORD HOLDER OF

Shares of SWEETWATER RESOURCES, INC. *Capital Stock*

transferable on the books of the Corporation by the holder in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar.

WITNESS the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.

Dated:

COUNTERSIGNED AND REGISTERED
ACTION STOCK TRANSFER CORP.
7069 Highland Dr., Suite 300, Salt Lake City, UT 84121

By ______________________________
TRANSFER AGENT – AUTHORIZED SIGNATURE

President

SWEETWATER RESOURCES, INC.
SEAL
NEVADA

Secretary